Exhibit 99.1


               ALBANY INTERNATIONAL CORP. CONFIRMS CEO SUCCESSION

      Albany, New York, January 3, 2006 -- Albany International Corp. (NYSE/PSE/FWB:AIN) reported today that, pursuant to action by its Board of Directors announced in May 2005, Joseph G. Morone, President and a director of the Company, assumed the additional responsibility of Chief Executive Officer on January 1, 2006, succeeding Frank R. Schmeler. Mr. Schmeler continues to serve as Chairman.

      Albany International is the world's largest producer of paper machine clothing and high-performance doors with manufacturing plants strategically located to serve its customers throughout the world. Founded in 1895, the Company is headquartered in Albany, New York, and employs approximately 5,700 people worldwide. Additional information about the Company and its businesses and products is available at www.albint.com.